Exhibit 99.1

CONTACT:

Q.E.P. Co., Inc.

Lawrence P. Levine

Legal Counsel

561-994-5550

Q.E.P. CO., INC., INITIATES A COMMON STOCK REPURCHASE

PROGRAM

$2.0 MILLION AVAILABLE FOR STOCK REPURCHASES

BOCA RATON, FLORIDA—July 14, 2008—Q.E.P. CO., INC. (Nasdaq: QEPC), (the “Company” or “QEP”) entered into a Rule 10b5-1 Purchase Plan (the “Plan”) in order to purchase up to $2,000,000 of the Company’s common stock pursuant to the requirements of and in conformity with Rule 10b5-1 and 10b-18 of the Securities Exchange Act of 1934. On May 29, 2008, the Company announced that its Board of Directors approved a stock repurchase program authorizing the Company to repurchase a maximum of $4,000,000 of the Company’s common stock, subject to approval by its lenders. Subsequently, the Company’s lenders approved the repurchase of up to $2,000,000 of the Company’s common stock subject to there being credit availability of not less than $2,000,000 after giving effect to any repurchases. The stock repurchases may be made pursuant to the Plan from time to time on the open market or in privately negotiated transactions. The Company intends to fund the repurchases through the use of existing sources of liquidity, borrowings under the current credit facility or new borrowings. The Board of Directors took the action based on their determination that the stock repurchase program presents an attractive opportunity for the Company at this time.

Under the terms of the Plan, the Company may repurchase shares of its common stock from time to time in compliance with securities law limitations, market conditions and other factors.

The Plan does not require the Company to acquire any specific number of shares and the stock repurchase program may be discontinued or suspended at any time.

Q.E.P. Co., Inc., founded in 1979, is a leading worldwide manufacturer, marketer and distributor of a broad line of flooring tools and accessories for the home improvement market. Under brand names including

QEP®, ROBERTS®, Smoothedge®, Vitrex®, PRCI®, Capitol® and Elastiment™, the Company markets over 3,000 specialty tools and flooring related products used primarily for surface preparation and installation of ceramic tile, carpet, vinyl and wood flooring. The Company sells its products to home improvement retail centers and specialty distribution outlets in 50 states and around the world.

Certain statements in this press release are forward-looking statements, which are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, including the amount and manner in which the Company may repurchase shares of its common stock and the source of funds for stock repurchases. The forward-looking statements are made only as of the date of this report and are subject to risks and uncertainties which could cause actual results to differ materially from those discussed in the forward-looking statements and from historical results of operations, including the availability of shares of common stock for repurchases, the availability of cash to effect stock repurchases and fluctuations in the market price of the Company’s common stock. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of our Annual Report on Form 10-K for the year ended February 29, 2008, filed with the SEC, and in our quarterly reports filed with the SEC.